UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K / A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 17, 2019 (May 15, 2019)

SOUTH STATE CORPORATION

 (Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation)	001-12669 (Commission File Number)	57-0799315 (IRS Employer Identification No.)

520 Gervais Street Columbia, South Carolina (Address of principal executive offices)		29201 (Zip Code)

(800) 277-2175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $2.50 per share	SSB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 8.01.  Other Events.

This Form 8K/A is being filed to amend the income statement impact to $9.5 million, pre-tax from $7.7 million, pre-tax previously disclosed.  The net pension plan asset of approximately $1.8 million will be charged to the Company’s consolidated statement of income during the second quarter of 2019, along with the $7.7 million in accumulated other comprehensive loss discussed below.  The $1.8 million noncash charge will reduce tangible book value by $0.05 per share, and will reduce tangible equity to tangible assets by an estimated 1 basis point.

On March 23, 2018, the Board of Directors of South State Corporation’s (the “Company”) primary operating subsidiary, South State Bank (the “Bank”), approved the termination of the Employees’ Pension Plan of South State Bank (the “Plan”) to be effective as of September 1, 2018.  Once the termination is complete,  the Company estimates an annual reduction of approximately $500,000 to $1.0 million in personnel expenses related to the Plan and was dependent upon market conditions.  This action continues the Company’s long-term focus on managing noninterest expense to 0% to 3% growth annually.

As of April 30, 2019, the Company had net unrealized losses of $7.7 million, pre-tax, in accumulated other comprehensive loss on its consolidated balance sheet related to the Plan.  This net unrealized loss will be recognized in the Company’s consolidated statement of income in the second quarter of 2019, which will be a noncash charge and does not impact tangible book value.  The Company’s risk-based capital ratios will be reduced by approximately 4-8 basis points, and will remain above the required minimums for “well capitalized” financial institutions.

The Plan was closed to new entrants effective December 31, 2005 and amended to “freeze” all benefits as of July 1, 2009.    All participants in the Plan are 100% vested in their respective accrued benefits.  All participants have been given the opportunity to elect either a lump sum payout or an annuity contract from a highly-rated insurance company that will pay and administer future benefit payments.

The Bank may contribute to the Plan, on or before the date prescribed for distribution of the Plan’s assets by the plan administrator, the amount necessary to ensure that on the date the plan administrator distributes the assets of the Plan, the Plan is able to satisfy all benefit liabilities. On December 19, 2018, the Company received a favorable determination letter from the Internal Revenue Service which allowed for the completion of the termination.  The Company expects to complete the process of offering and accepting elections from the plan participants during the second quarter of 2019, and to complete the final transfer of all remaining liabilities and administrative responsibilities related to the Plan by the end of the third quarter of 2019.  Upon completion of these terminations, the Company will no longer have any pension plan obligations.

As of the date of this filing, the Plan has sufficient assets to make lump-sum distributions or provide annuity contracts to all participants, and all regulatory approvals have been obtained.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this current report, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: (1) interest rate fluctuations; (2) volatility in the capital markets; (3) unfavorable economic conditions; (4) changes in applicable government regulations; (5) the lump sum election rate of Plan participants; (6) expenses of and funding obligations to the Plan; and (7) other risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) or disclosed in documents filed or furnished by the Company with or to the SEC after the filing of such Annual Reports on Form 10-K, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH STATE CORPORATION
(Registrant)

Date: June 17, 2019	/s/ John C. Pollok
John C. Pollok
Senior Executive Vice President,
Chief Financial Officer